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                                Exhibit 8 (a)(a)

            Participation Agreement Between Canada Life Series Fund
                                      and
                            Canada Life of New York
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                            PARTICIPATION AGREEMENT


        THIS AGREEMENT, is hereby entered into on this ____ day of ____, 1989, between Canada Life Insurance Company of New York ("CLNY"), a life insurance company organized under the laws of the State of New York, for itself and on behalf of its Variable Annuity Account 1 ("Separate Account"), a separate account established by CLNY in accordance with the laws of the State of New York; and the Canada Life of America Series Fund, Inc. ("Fund"), an open-end management investment company organized under the laws of the State of Maryland.

                                  WITNESSETH:

        WHEREAS, the Separate Account has been established by CLYN pursuant to the New York Insurance Law in connection with certain variable annuity policies ("Policies") proposed to be issued to the public by CLNY; and

        WHEREAS, the Separate Account has been registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"); and

        WHEREAS, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Policies, to be credited to or charged against such Separate Account without regard to other income, gains or losses of CLNY; and

        WHEREAS, the Separate Account is subdivided into various sub-accounts ("Sub-accounts") under which income, gains and losses, whether or not realized, from assets allocated to each such Sub-account are, in accordance with the applicable Policies, to be credited to or charged against such Sub-accounts without regard to other income, gain or losses of other sub-accounts or of CLNY; and

        WHEREAS, the Fund is registered as an open-end management investment company organized under the laws of the State of Maryland and will operate in accordance with the 1940 Act; and

        WHEREAS, the Fund is divided into various series ("Series"), each Series being subject to certain fundamental investment policies and restrictions which may not be changed without a majority vote of the shareholders of such Series; and
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        WHEREAS, certain Series will serve as the underlying investment medium for certain Sub-accounts; and

        WHEREAS, Canada Life of America Financial Series, Inc., the principal underwriter for the Policies to be funded by the Separate Account, is a broker-dealer registered as such under the Securities Exchange Act of 1934;

        NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, CLNY, the Separate Account, and the Fund hereby agree as follows:

        1. The Policies funded through the Separate Account will provide for the allocation of premium payments among certain Sub-accounts for investment in such shares of the Series as may be offered from time to time in the prospectus of the Policies. The selection of the particular Sub-account is to be made by the Policy owner and such selection may be changed or the policy value may be transferred among Sub-accounts in accordance with the terms of the Policies.

        2. No representation is made as to the number or amount of such Policies to be sold; however, CLNY, through Canada Life of America Financial Services, Inc., will make reasonable efforts to market such Policies.

        3. The Fund agrees to sell to CLNY those shares of the Fund which the Separate Accounts orders, expecting such orders on a daily basis at the new asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section, CLNY (or its designated agent) shall be the designee of the Fund for receipt of such orders from Policy owners and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 9:30 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its new asset value pursuant to the rules of the Securities and Exchange Commission.

        The Fund agrees to make Fund shares available indefinitely for purchase at the applicable new asset value per share by CLNY and the Separate Account on those days on which the Fund calculates its new asset value pursuant to rules of the Securities and Exchange Commission and the Fund shall use reasonable efforts to calculate such new asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the "Directors") may refuse to sell shares of any Series to CLNY, or suspend or terminate the offering of share of any



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Series if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such series.

        CLNY shall pay for the Fund shares on the next Business Day after an order to purchase shares is made in accordance with the provisions of this Section. Payment shall be in federal funds transmitted by wire or by a credit for any shares redeemed.

        4. The Fund agrees to redeem for cash, on CLNY's request, any full or fractional shares of the Fund held by CLNY, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section, CLNY (or its designated agent) shall be the designee of the Fund for receipt of requests for redemption from Policy owners and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such request for redemption by 9:30 a.m. New York time on the next following Business Day.

        The Fund ordinarily shall make payment to CLNY for shares on the day the Fund receives notice from CLNY, but the Fund may delay payment for up to seven calendar days after the request is received. Payment be in federal funds transmitted by wire.

        5. Transfer of Series shares will be by book entry. No stock certificates will be issued to the Separate Account unless the Separate Account so requests. Shares of each Series will be recorded in an appropriate title for the corresponding Sub-account on the books of CLNY. If, However, state law requires transfer other than by book entry, then the Series agrees to provide the required form of transfer.

        6. The Fund shall make the net asset value per share for each Series available to CLNY on a daily basis as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7 p.m. New York time.

        7. The Fund shall furnish notice on the ex-dividend date to CLNY of any dividend or distribution payable on any share underlying Sub-accounts. All of such dividends and distributions as are payable on shares of a Series recorded in the title for the corresponding Sub-account shall be automatically reinvested in additional shares of that Series. The Fund shall notify CLNY of the number of shares so issued.

        8. The Fund shall pay all its expenses incidental to its performance under this Agreement. The Fund shall see to it


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that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase by CLNY for the Sub-accounts. The Fund shall bear the expenses for the cost of registration of its shares, preparation of its prospectus, proxy materials and reports, the printing and distribution of such items to each Policy owner who has allocated net amounts to any Sub-account, the preparation of all statements and notices required by any federal or state law, and taxes imposed upon the fund on the issue or transfer of the Fund's shares subject to this Agreement. The parties shall cooperate in the printing of the prospectuses of the Policies and the Fund. The Fund shall provide CLNY with a reasonable quantity of Fund prospectuses and reports to be sent to existing Policy owners.

        9. CLNY shall make no representations concerning the Fund or its shares except those contained in the then-current prospectus of the Fund and in printed information subsequently issued on behalf of the Fund and approved in writing by the Fund as supplemental to such prospectus, or otherwise approved by the Fund in writing.

        10. The Fund represents that each Series of the Fund shall comply with Section 817(h) of the Internal Revenue Code of 1986, and the regulations issued thereunder (Reg. Section 1.817-5), relating to the diversification requirements for variable annuity, endowment, and life insurance contracts, and any amendments or other modifications to such Section or regulations.

        The Fund represents that each Portfolio of the Fund is currently qualified or will be qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended, (the "Code") and that every effort will be made to maintain such qualification (under Subchapter M or any successor or similar provision) and that the Fund will notify CLNY orally (followed by written notice) or by wire immediately upon having a reasonable basis for believing that any Series of the Fund has ceased to so qualify or that any Series might not so qualify in the future.

        11. It is understood among the parties to this Agreement that, subject to obtaining any applicable regulatory approvals which may be conditioned on the parties complying with certain requirements, shares of the Series may be offered to separate accounts of various insurance companies in addition to CLNY and in connection with insurance contracts or policies other than the Policies. It is also understood among the parties that shares of the Series only may be offered to the other persons identified in paragraph (f) of Regulation Section 1.817-5, in order that the Separate Account can rely on the look-through provisions of said paragraph.



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        12.  The Fund represents and warrants that all of its officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Section 17(g) and Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larcency and embezzlement and shall be issued by a reputable bonding company.

        13.  This Agreement shall terminate:

        (a) at any time on six months' written notice by the Fund to CLNY or on six months' written notice by CLNY to the Fund without the payment of any penalty (provided, however, if CLNY is not able, acting in good faith, to obtain suitable substitute investment media within six months, this Agreement shall terminate one year from the date of the notice of termination); or

        (b) at the option of CLNY or of the Fund upon institution of formal enforcement proceedings against the Fund or the Fund's investment adviser by the Securities and Exchange Commission, or if CLNY or the Fund is determined by CLNY or the Fund to have failed to perform its obligations under this Agreement in a satisfactory manner; or

        (c) upon a vote of the holders of a majority of the shares underlying the Policies having an interest in a particular Sub-account to substitute the shares of another investment company for the corresponding Fund shares in accordance with the terms of the Policies for which those shares had been selected to serve as the underlying investment medium. CLNY will give 60 days' prior written notice to the Fund upon the occurrence of the earlier of the following actions taken for the purpose of substituting shares of the Fund:
(1) an application made to the SEC or (2) a proposed Policy owner vote; or

        (d) in the event the shares of the Fund are not registered, issued, or sold in accordance with applicable state and/or federal law prohibits the use of such shares as an underlying investment for the Policies issued or to be issued by CLNY. Prompt notice of such an event shall be given by each party to the other in the event the conditions of this provision occur; or

        (e) upon assignment of this Agreement, at the option of any party not assigning this Agreement.

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        14.  Each notice required by this Agreement shall be given in writing and delivered via certified mail -- return receipt requested to:

        Alfred F. Kelly
        Canada Life Insurance Company of New York
        2 Overhill Road
        Scarsdale, New York  10583

        Douglas V. Rough
        Canada Life of America Series Fund, Inc.
        330 University Avenue
        Toronto, Ontario Canada M5G 1R8


        15. Each party hereto shall cooperate with each other party and all appropriate governmental authorities and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby,

        The Fund agrees that all records and other data pertaining to the Policies are the exclusive property of CLNY and that any such records and other data shall be furnished to CLNY by the Fund upon termination of this Agreement for any reason whatsoever. CLNY shall have the right to inspect, audit and copy all pertinent records pertaining to the Policies. This shall not preclude the Fund from keeping copies of such data or records for its own files subject to the provisions of this section.

        16. CLNY and the Separate Account agree to look solely to the assets of the Fund for the satisfaction of any liability of the Fund, with respect to this Agreement and will not seek recourse against the members of the Board of Directors of the Fund, or its officers, employees, agents, or shareholders, or any of them, or any of their personal assets for such satisfaction.

        17. The Fund agrees to indemnify and hold harmless CLNY, each member of its Board of Directors, each of its officers, and any person that controls CLNY within the meaning of section 15 of the Securities Act of 1933 against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which CLNY may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of CLNY'S reliance on any information contained in a then-current prospectus, Statement of Additional Information, or report of the Fund; or any current information communicated to CLNY in writing by the Fund.

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        The Fund shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of CLNY and/or the Separate Account, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, CLNY and/or the Separate Account shall cooperate in every way with the Fund.

        18. CLNY agrees to indemnify and hold harmless the Fund, each member of its Boards of Directors, each of its officers, and each person that controls the Fund within the meaning of the Securities Act of 1933 against any and all losses, claims, damages, liabilites (including amount paid in settlement with the written consent of CLNY) or litigation (including legal and other expenses) to which the Fund may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of the Fund's reliance on any information contained in the then-current prospectus, Statement of Additional Information, or contract of the Separate Account; or any information communicated to the Fund in writing by CLNY.

        CLNY shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of the Fund, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, the Fund shall cooperate in every way with CLNY and/or the Separate Account.

        19. This Agreement shall be construed in accordance with the laws of the State of Maryland.

        20. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.



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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

                                         CANADA LIFE INSURANCE
                                         COMPANY OF NEW YORK ON
                                         BEHALF OF ITSELF AND
                                         VARIABLE ANNUITY ACCOUNT 1

Attest:                                  By:

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                                         CANADA LIFE OF AMERICA SERIES
                                         FUND, INC.


Attest:                                  By:

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